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                                                                     Exhibit 8.1

                               December 27, 1999

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
(213) 229-7000                                                 C35475-00084
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General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06431

    RE: ACQUISITION OF MECON, INC.

Ladies and Gentlemen:

    We have acted as counsel for General Electric Company, a New York corporation, in connection with the preparation and execution of the Agreement and Plan of Merger dated as of November 29, 1999 (the "Merger Agreement") by and among General Electric Company ("Parent"), Mecon, Inc., a Delaware corporation ("Company") and Diamond Merger Corp., a wholly-owned subsidiary of Parent incorporated in Delaware ("Sub"). Pursuant to the Merger Agreement, Sub will merge with and into Company (the "Merger"), and Company will become a wholly-owned subsidiary of Parent. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    You have requested that we render the opinion set forth below. In delivering this opinion, we have reviewed (without any independent investigation) the Merger Agreement, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the statements, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement, and the representation letters from Parent, Company, Sub, and certain shareholders of the Company, copies of which are attached hereto and made a part hereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

    Based upon the foregoing, we are of the opinion that the Merger will constitute a "reorganization" within the meaning of Section 368(a), and Parent, Company and Sub will each be a party to that reorganization within the meaning of Section 368(b).

    This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    This opinion addresses only the matter described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).
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    We hereby consent to the use of this opinion as an Exhibit to the
Registration Statement and to the use of our name under the caption "Material United States Federal Income Tax Consequences" in the Proxy Statement/Prospectus, which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,
                                          GIBSON, DUNN & CRUTCHER LLP

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